T. ROWE PRICE GROUP, INC.
MUTUAL FUND UNIT PLAN
Effective October 12, 2022

T. ROWE PRICE GROUP, INC.
MUTUAL FUND UNIT PLAN
Effective October 12, 2022

PURPOSE

The purpose of this Plan is to comply with the MIFIDPRU Remuneration Code at SYSC 19G of the FCA Handbook by providing a vehicle through which Employees of T. Rowe Price Group, Inc. and certain of its affiliates who are determined to be Material Risk Takers with respect To T. Rowe Price International Ltd. (“TRPIL”) to defer Variable Remuneration in financial instruments designed to align the Material Risk Taker’s interests with the credit quality of TRPIL, and to that end should be construed and administered consistent with this intention.
This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. To the extent a Material Risk Taker is a United States Taxpayer, this Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations or any other authoritative guidance issued thereunder, with respect to each Participant who is a United States Taxpayer, and the Plan shall be construed and administered in a manner consistent with this intention.
ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.01    "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Participant’s Employer equal to the sum of the Participant’s annual Deferral Sub-Account balances. The Account Balance, each Deferral Sub-Account balance, and each other specified account or sub-account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.02    "Administrator" shall mean the Plan's administrative committee described in Section 7.1, or, as provided in Article 7, appropriate management personnel designated by the Administrator to perform certain of the Administrator's duties and responsibilities in respect of the Plan, and shall include, as provided in Article 7, the Administrator’s designees, agents and delegates, including third-party agents and delegates, as necessary.

1.03    “Annual Deferral Amount” shall mean that portion of a Participant’s Variable Remuneration that is deferred under the Plan for a Plan Year. Such amount shall be determined by the Committee, or its authorized designee, each year in accordance with the terms of this Plan, the applicable Remuneration Policy and applicable law.

1.04    "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 5, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.05    "Beneficiary Designation Form" shall mean the form established from time to time by the Administrator that a Participant completes, signs (which such signature, to the extent permitted by applicable law and the Administrator, may be made by any acceptable electronic means and in any acceptable electronic form) and returns to the Administrator to designate one or more Beneficiaries (which form may take the form of an electronic transmission, if required or permitted by the Administrator).

1.06    "Board" shall mean the Board of Directors of the Company.

1.07    “Business Day” shall mean any day on which the applicable exchange on which the investment funds that make up a Mutual Fund Unit are traded is open for regular trading.

1.08    "Claimant" shall have the meaning set forth in Section 9.1.

1.09    “Clawback” shall mean, in addition to the meaning assigned to this term under the Remuneration Policy, the Committee’s reducing a Participant’s Account Balance during a Retention Period.

1.10    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11    "Committee" shall mean the Company's Management Development and Compensation Committee (or such other committee as designated by the Board).

1.12    "Company" shall mean T. Rowe Price Group, Inc., and any successor thereto.

1.13    “Deferral Period” shall mean the period of time during which all or a portion of a Participant’s Variable Remuneration is deferred under the Plan as an Annual Deferral Amount. For purposes of the Plan, the Deferral Period with respect to a Participant’s Annual Deferral Amount shall begin on the Initial Deferral Date.

1.14    “Fixed Remuneration” shall mean an Employee’s base salary and where applicable, any fixed pay or roll-based allowance. Fixed Remuneration is pre-determined, non-discretionary and is not dependent on an individual’s performance. Fixed Remuneration shall generally be determined annually and shall be communicated to the Employee as Fixed Remuneration or any other comparable term adopted by an Employer.

1.15    "Effective Date" shall mean the effective date of this Plan, which is _______________.

1.16    "Employee" shall mean a person who is employed by, or an independent contractor to, an Employer.
1.17    "Employer" shall mean the Company and/or any of the Company’s affiliates (now in existence or hereafter formed or acquired) that have been selected by the Committee from time to time in the Committee’s discretion to sponsor the Plan on behalf of such entity’s Employees who are determined to be Material Risk Takers, as designated on Schedule 1 attached hereto and made a part of this Plan. For purposes of this Plan, "affiliate" shall include entities permitted to participate in the Plan in accordance with Section 409A.

1.18    “Initial Deferral Date” shall mean the date that a Participant’s Variable Remuneration would otherwise have been paid to the Participant but for the requirement that all or a portion of such Variable Remuneration be deferred under the Plan as an Annual Deferral Amount.

1.19    “Malus” shall mean, in addition to the meaning assigned to this term under the Remuneration Policy, the Committee’s reducing a Participant’s Account Balance during the Deferral Period.

1.20    “Material Risk Taker” shall mean any Employee of an Employer that is identified by the Committee, or its authorized designee, as a material risk taker under SYSC 19G.5.3R based on the expectations and guidance under SYSC 19G.5, because the Employee’s professional activities have a material impact on the risk profile of an Employer subject to the Investment Firms Prudential Regime or of the assets that such an Employer manages.

1.21    "Measurement Funds" shall have the meaning set forth in Section 3.3(b).

1.22    "Participant" shall mean any Employee who is designated by the Committee, or its authorized designee, as a Material Risk Taker. Notwithstanding the foregoing, if an Employee must also be determined to be a member (or is a former Employee who was a member) of a select group of management or highly compensated employees of the Employer, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Administrator in its sole discretion) to participate in the Plan.

1.23    "Plan" shall mean this T. Rowe Price Group, Inc. Mutual Fund Unit Plan, as evidenced by this document and its related schedules and addenda, as such instrument, schedules and addenda may be amended or supplemented from time to time.

1.24    "Plan Year" shall mean a twelve (12) month period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect.

1.25    “Remuneration Policy” shall mean an Employer’s remuneration policy as such may be revised or amended from time to time. An Employer is free to take action to adopt the TRPIL Remuneration Policy as its own.

1.26    “Retention Period” shall mean the period of time following the Deferral Period during which a Participant’s Annual Deferral Amount shall be retained under the Plan before it is distributed to the Participant.

1.27    “Section 409A” shall mean Section 409A of the Code and the Treasury regulations or other authoritative guidance issued thereunder.

1.28    “Separation from Service" shall mean, with respect to a Participant who is an employee of the Employer and a United States Taxpayer, the Participant's separation from service, within the meaning of Section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services the Participant will perform for the Employer after a certain date, whether as an employee or as an independent contractor, to thirty percent (30%) or less of the average level of bona fide services performed by the Participant for the Employer, whether as an employee or as an independent contractor, over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). For this purpose, upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Employer reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service. With respect to a Participant who becomes an independent contractor to the Employer, Separation from Service shall mean the expiration of the Participant's contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided the expiration constitutes a good faith and complete termination of the contractual relationship between the Participant and the Employer (i.e., neither party anticipates a renewal of a contractual relationship or the Participant becoming an employee of the Employer).

1.29    “SYSC” shall mean the Senior Management Arrangements Systems and Controls section of the Financial Conduct Authority Handbook.

1.30    "Termination" (or “Termination of Employment,” “Terminated” or “Terminates”) shall mean the ending of a Participant’s employment with an Employer. Notwithstanding the foregoing, with respect to a United States Taxpayer, Termination (or “Termination of Employment,” “Terminated” or “Terminates”) shall mean Separation from Service with an Employer for any reason.

1.31    “United States Taxpayer” shall mean an individual who is a citizen or resident of the United States of America for United States Federal income tax purposes.

1.32    “Variable Remuneration” shall mean any remuneration paid to an Employee that is not Fixed Remuneration.

1.33    “Withholding Taxes” shall mean any Federal, state, local and foreign (non-United States) income, employment and other taxes, social security contributions (including, without limitation, FICA and UK National Insurance Contributions) and other duties or levies required to be withheld or accounted for by the Employer in connection with any payments made or benefits provided under the Plan.
ARTICLE 2
Eligibility & Participation

2.01    Eligibility and Commencement of Participant. Participation in the Plan is limited to Material Risk Takers. The Committee, or its authorized designee, is vested with the sole authority for identifying and designating Employees as Material Risk Takers. Once designated as a Material Risk Taker, the Employee shall become a Participant in the Plan for the purpose of making deferrals under the Plan for any Plan Year or portion of a Plan Year during which the Employee remains designated as a Material Risk Taker and earns Variable Remuneration. Only Variable Remuneration earned by a Participant while designated as a Material Risk Taker shall be subject to deferral under the terms of the Plan. Any Variable Remuneration deferred under the Plan as an Annual Deferral Amount shall remain subject to the terms of the Plan until distributed to the Participant pursuant to the terms of Article 4 of the Plan.

2.02    Termination of Participation and/or Deferrals. A Participant will cease participating in the Plan for the purpose of making deferrals under the Plan on the date the Participant Terminates employment with an Employer unless the payment of any Variable Remuneration after the Participant’s Termination relates to services performed by the Participant while an Employee and designated as a Material Risk Taker. Any amounts deferred under the Plan as an Annual Deferral Amount shall remain subject to the terms of the Plan until distributed to the Participant pursuant to the terms of Article 4 of the Plan.
If the Committee, or its authorized designee, determines in good faith that an Employee is no longer a Material Risk Taker then the Committee may determine that such Participant shall no longer be required to defer amounts under the Plan for any future Plan Years or portions thereof unless such Participant is again determined by the Committee, or its authorized designee, to be a Material Risk Taker with respect to a future Plan Year or any portion thereof.

ARTICLE 3
Deferral Commitments/Vesting/Crediting/Taxes

3.01    Variable Remuneration Deferrals. The Committee, or its authorized designee, shall determine for each Plan Year, or portion of a Plan Year during which a Participant is a Material Risk Taker, the portion of the Participant’s Variable Remuneration earned during the Plan Year, or that portion of the Plan Year during which the Participant was determined to be a Material Risk Taker, which shall be deferred under the Plan as an Annual Deferral Amount.

The Committee’s determination regarding what portion of a Participant’s Variable Remuneration earned during a Plan Year, or applicable portion of a Plan Year, that will be deferred under the Plan as an Annual Deferral Amount shall be made in accordance with the Remuneration Policy and made prior to when such Variable Remuneration otherwise becomes payable to the Participant, or such other time as may be required by applicable law and such determination shall be final and binding on all parties. With respect to a Participant that is a United States Taxpayer, the timing of the Administrator’s determination regarding what portion of the Participant’s Variable Remuneration earned during a Plan Year or applicable portion of a Plan Year that will be deferred under the Plan shall be made in compliance with the requirements of Section 409A of the Code and Treasury Regulation §1.409A-2(a)(2) thereunder.

3.02    Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, or, if applicable, portion of the Plan Year, the Annual Deferral Amount (if any) shall be withheld at the time the Variable Remuneration subject to deferral under this Plan is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Upon being so withheld, a Participant’s Annual Deferral Amount for a Plan Year shall be credited to the Participant’s Deferral Sub-Account for that Plan Year.

3.03    Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:
(a)    Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant's Account Balance, as follows. For each Plan Year during which a Participant has an Annual Deferral Amount, a Deferral Sub-Account for that Plan Year shall be established, which shall reflect the portion of the Participant's Account Balance representing that Plan Year’s Annual Deferral Amount (if any) credited to the Participant’s Deferral Sub-Account for that Plan Year.

Until distributed in full, each such Deferral Sub-Account shall be credited with an amount equal to (i) plus (ii) minus (iii), where (i) is the portion of the Participant's Variable Remuneration credited hereunder as an Annual Deferral Amount for the Plan Year to which that Variable Remuneration relates; (ii) is amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to such Deferral Sub-Account; and (iii) is all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to such Deferral Sub-Account.
(b)    Measurement Funds/Selection of Measurement Funds. The Committee, or its authorized designee, shall select the Measurement Fund(s) in which each Participant’s Deferral Sub-Account for a Plan Year will be notionally invested for the purpose of crediting or debiting hypothetical investment earnings or losses to his or her Account Balance with respect to that Plan Year’s Deferral Sub-Account. Subject to the terms of an Employer’s applicable Remuneration Policy, applicable regulations and the SYSC and related guidance, the Committee, or its authorized designee, may, as necessary, change the Measurement Fund in which all or a portion of a Participant’s Deferral Sub-Accounts are notionally invested if, in the sole view of the Committee, or its authorized designee, the Participant’s Material Risk Taker role materially changes.
The Measurement Fund(s) available under the Plan as a notional investment(s) shall comply with the requirements of section 6.19R of SYSC 19G (shares, share-linked instruments, other instruments that comply with the requirements in Annex 1R of SYSC 19G or non-cash instruments which reflect the instruments of the portfolios managed by the firm). Each Measurement Fund shall, at the discretion of the Committee, or its authorized representative charged with such responsibility, consist of one or more investment funds managed by TRPIL. The Committee, or its authorized designee, shall design each Measurement Fund to be a proxy for TRPIL’s credit quality such that the Participant’s interest in the value of his or her Variable Remuneration deferred under the Plan and notionally invested in a Measurement Fund is aligned with the credit quality of TRPIL and with that Participant’s specific Material Risk Taker role.
The Committee, or its authorized designee, shall monitor each Measurement Fund and shall make such changes in the mix of investment funds managed by TIRPL that make up a Measurement Fund as the Committee, or its authorized designee sees fit, in its sole and absolute discretion. Absent action by the Committee, or its authorized designee, if a particular investment fund that comprises a part of a Measurement Fund ceases to be available an actual investment offering by TIRPL, then the portion of a Participant’s Deferral Sub-Account allocated to that component investment option in the Measurement Fund will be reallocated on a pro rata basis among the remaining investment funds that make up the Measurement Fund in which the Participant’s Deferral Sub-Account is notionally invested based on the remaining investment funds’ relative proportional contribution to the overall Measurement Fund.
The Committee will ensure that no Participant acts as the Committee’s authorized designee for purposes of designing or selecting the Measurement

Fund in which that Participant’s Deferral Sub-Account for a Plan Year will be notionally invested.
(c)    Crediting or Debiting Method. The performance of the applicable Measurement Fund, either positive or negative, will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund, or as otherwise determined by the Administrator in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Committee, as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Fund(s) selected by the Committee, no later than the close of business on the third (3rd) Business Day after the day on which such amounts are actually deferred from the Participant's Variable Remuneration through reductions in his or her pay, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar day, no earlier than three (3) Business Days prior to the distribution, at the closing price on such date.
(d)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and the calculation of hypothetical investment earnings or losses and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.
In the event that the Employer, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer; the Participant shall at all times remain an unsecured general creditor of the Employer.
ARTICLE 4
Deferral and Distributions and Forfeitures

4.01    Deferral and Retention Periods. Each Plan Year’s Deferral Sub-Account shall, unless otherwise determined by the Committee, be subject to a three-year Deferral Period and shall be payable in three annual installments, each such installment payment being payable following a six-month Retention Period that shall begin on the first, second, and third anniversary of the Initial Deferral Date of the Annual Deferral amount giving rise to the Deferral Sub-Account for a Plan Year. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each annual installment that a Participant may be eligible to receive under this Plan shall be treated as a separate and distinct payment and shall not be treated collectively as a single payment.

4.02    Timing of Distribution. Except as otherwise provided by the exercise of the Committee’s discretion per Section 4.1 or in this Section 4.2 with respect to the Deferral Period and/or Retention Period, a Participant’s Deferral Sub-Account for a Plan Year shall be payable to the Participant in three annual installments in the seventh calendar month following the first, second, and third anniversary of the Initial Deferral Date of the Annual Deferral Amount giving rise to the Deferral Sub-Account for a Plan Year.

The amount of each installment payment with respect to a Participant’s Deferral Sub-Account for a Plan Year that shall be distributed following the applicable Retention Period with respect to that installment shall be determined as follows:

First Annual Installment. The first annual installment shall be determined by taking the balance in the Participant’s Deferral Sub-Account as of the first anniversary of the Initial Deferral Date of the Annual Deferral for a Plan Year and dividing it by 3. The resulting balance shall then be adjusted for notional earnings throughout the Retention Period. The balance at the end of the Retention Period shall be distributed during the first calendar month following the calendar month in which the Retention Period ends.

Second Annual Installment. The second annual installment shall be determined by taking the balance in the Participant’s Deferral Sub-Account as of the second anniversary of the Initial Deferral Date of the Annual Deferral for a Plan Year and dividing it by 2. The resulting balance shall then be adjusted for notional earnings throughout the Retention Period. The balance at the end of the Retention Period shall be distributed during the first calendar month following the calendar month in which the Retention Period ends.

Third Annual Installment. The third annual installment shall be determined by taking the remaining balance in the Participant’s Deferral Sub-Account as of the third anniversary of the Initial Deferral Date of the Annual Deferral for a Plan Year. The resulting balance shall then be adjusted for notional earnings throughout the Retention Period. The balance at the end of the Retention Period shall be distributed during the first calendar month following the calendar month in which the Retention Period ends.

Notwithstanding the foregoing and subject to the requirements of section 409A as they relate to United States Taxpayers, The Committee may extend the Retention Period or Deferral Period applicable to a Participant’s Account Balance or one or more Deferral Sub-Accounts if a Participant is under investigation and the investigation could result in the Participant’s Variable Remuneration deferred under the Plan being reduced by way of Clawback with respect to the Retention Period or Malus with respect to the Deferral Period.

4.03    Vesting and Forfeiture of Account Balance. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance, meaning the amount of Variable Remuneration the Participant has earned that has been deferred under this Plan as an Annual

Deferral Amount, and amounts credited or debited thereon in the manner provided in Section 3.3, shall, except as otherwise provided in this Section 4.3, be non-forfeitable other than by the application of Malus and/or Clawback. Notwithstanding the forgoing, if the Committee determines in its sole and absolute discretion that the amount of Variable Remuneration deferred under the Plan should be forfeited by way of Malus and/or Clawback then such forfeiture may be applied on a gross basis with respect to all or a portion of a Participant’s Account Balance under the Plan, irrespective of whether or not the individual is able, either at the time that Clawback is applied or at a later date, to obtain a reimbursement from the relevant tax authority of the amount of any Account Balance the Committee determines shall be forfeited. With respect to a Participant that is a United States Taxpayer the application of Malus and/or Clawback by the Committee shall be considered to constitute a forfeiture of the Participant’s Account Balance under Treasury Regulation Section 1.409A-3(f).

4.04    Payroll Reductions and Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Employer shall withhold from that portion of the Participant's Variable Remuneration that is not being deferred, in a manner determined by the Employer, the Participant's share of required Withholding Taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with applicable tax withholding requirements.

4.05    Distributions. Notwithstanding anything herein to the contrary, any payments made to a Participant or Beneficiary under this Plan shall be in cash form, and the Employer shall withhold from any payments made under this Plan all applicable Withholding Taxes in connection with such payments, and, subject to Section 3.10, any indebtedness of the Participant to the Employer as of the date(s) of distribution (including indebtedness arising out of incorrect payments made by the Employer to the Participant under this Plan or for any other reason), in amounts and in a manner to be determined in the sole discretion of the Employer. Except as otherwise provided in Sections 4.2, 11.16 and 11.17, any payment made to a Participant or Beneficiary under this Plan shall be made on the payment date or during the payment period designated herein; provided that, to, where applicable, ensure compliance with Section 409A, a distribution shall in no event be made or commence any later than the later of (i) the last day of the calendar year in which the payment date or event occurs or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the Internal Revenue Service may prescribe, such as in the case of disputed payments, refusals to pay or payments the calculation of which is not yet administratively practicable, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired, his or her distributions hereunder may not be suspended.

4.06    Offset for Obligations to Employer. If, at the time a Participant or his or her Beneficiary becomes entitled to a payment hereunder, the Participant has a debt, obligation or other liability to the Employer due and owing which has been incurred in the ordinary course of the service relationship, the Employer may offset the amount otherwise payable hereunder against the amount owed to the Employer, provided that the entire offset in a taxable year does not exceed five thousand dollars ($5,000) and the offset is taken at the same time and in the same amount as the debt otherwise would have been due from the Participant.
ARTICLE 5
Beneficiary Designation/Discharge of Obligations/Survivor Benefits

5.01    Beneficiary. To the extent permitted by applicable law, a Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan following the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Employer in which the Participant participates.

5.02    Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

5.03    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until a new Beneficiary Designation Form is received and acknowledged in writing by the Administrator (which acknowledgment may take the form of an electronic transmission in the Administrator’s discretion).

5.04    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 5.1, 5.2 and 5.3 or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

5.05    Survivor Benefit Payment. If a Participant dies before the Participant’s Account Balance is paid in full, the Participant's as-yet unpaid Account Balance shall be paid to the Participant's Beneficiary in a lump sum as soon as practicable following the date of the Participant’s death. Any payment hereunder shall be subject to Section 4.5.

ARTICLE 6
Termination/Amendment/Modification

6.01    Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Employer will continue the Plan or will not terminate the Plan at any time in the future with respect to its Employees. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors or appropriate committee thereof. Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations and the SYSC and related guidance (but payment shall not commence before or end after any distribution period required by Section 409A). If, however, due to the circumstances surrounding the Plan termination by an Employer, a distribution of a Participant's Account Balance upon Plan termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of an Employer’s sponsorship of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

In addition to each Employer’s right to terminate its sponsorship of the Plan with respect to its Employees, the Company reserves the right to discontinue the Plan in its entirety and/or to terminate the Plan at any time with respect to any or all participating Employees, by action of the Board or appropriate committee thereof, subject to the terms and conditions of Section 409A. Without limiting the generality of the foregoing, the Company specifically reserves the right to terminate and liquidate the Plan with respect to all participating Employees, in its discretion and by action of the Board or appropriate committee thereof, within the thirty (30) days preceding or the twelve (12) months following a "change in control event" (as defined in Section 409A); provided, however, that such termination and liquidation must be irrevocable and shall be permitted only if all arrangements that are required to be aggregated with the Plan pursuant to Section 10.19 are also irrevocably terminated and liquidated with respect to each participant therein who is employed by an Employer and has experienced the “change in control event,” so that the Employees participating under the Plan and all participants under such other arrangements that have experienced the “change in control event” are required to receive all amounts of compensation deferred under the terminated and liquidated arrangements within twelve (12) months of the date the Company takes irrevocable action to terminate and liquidate the arrangements.

6.02    Amendment. The Company may, at any time, unilaterally amend or modify the Plan in whole or in part by the action of the Committee; provided, however, that no amendment or modification, unless required by or necessary to implement any regulatory requirement, shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

6.03    Effect of Payment. The full payment of the applicable benefit under Article 4 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan participation shall terminate.

6.04    Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to meet any applicable regulatory requirements or to ensure that the Plan is characterized as a non-tax-qualified "top hat" plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant's receipt of the amounts or to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).

6.05    Not a Contractual Right. For the avoidance of doubt should (i) the Employer exercise its right to terminate the Plan in accordance with Section 6.1 of this Plan or (ii) the Company exercise its right to amend or modify the Plan in accordance with Section 6.2 of this Plan then such event will not amount to an act or omission which entitles the Participant to assert that his or her contract of employment has been breached and to bring their employment to an end, with or without notice. Nothing in this Plan shall be deemed to constitute a term of employment between the Participant and the Employer.
ARTICLE 7
Administration and the Committee’s Authorized Designee

7.01    Administrator Duties. This Plan shall be administered by an administrative committee (the "Administrator") comprised of those individuals whom the Committee shall designate or appoint from time to time, or, with respect to those duties and responsibilities described below, appropriate management personnel designated by the Administrator to perform such duties and responsibilities. The Administrator shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, including but not limited to determining the extent to which any changes or differences in currency valuations between the currency in which a Participant’s Variable Remuneration may be paid and the currency in which a Participant’s Account Balance may be maintained or the performance of a Measurement Fund may be credited to such Account Balance, if any, before all or a portion of the Account Balance is distributed to the Participant and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the

Plan. Any individual serving as a member of the Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself.

The Administrator shall act on any matter through a majority of its members who may vote or act on that matter. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Employer.

Any of the duties and responsibilities of the Administrator under the Plan, including, but not limited to those listed below, may be performed by appropriate management personnel designated by the Administrator to perform such duties and responsibilities, except that any decision, interpretation, calculation or other action which would materially increase the Employer's liability and/or costs associated with the Plan must be approved by the Committee:

(a)    the appropriate management personnel may designate those Employees of the Employer who are eligible to participate in the Plan in accordance with Section 2.1;

(b)    the appropriate management personnel may administer the claims procedure requirements of the Plan set forth in Article 9;

(c)    the appropriate management personnel may select and change service providers used in connection with the Plan;

(d)    the appropriate management personnel may allocate expenses associated with the Plan's administration among Participants' Account Balance;

(e)    the appropriate management personnel may change the Measurement Funds available under the Plan.

7.02    Agents. In the administration of this Plan, the Administrator may, from time to time, employ third party agents and delegate to them such administrative duties (except for the selection of Employees to participate in the Plan) as they see fit, and may from time-to-time consult with counsel who may be counsel to the Employer.

7.03    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.04    Indemnity of Administrator. The Employer shall indemnify and hold harmless the members of the Administrator, and any appropriate management personnel to whom the duties of the Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members or any such individuals. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Administrator.

7.05    Employer Information; Participant Consent. To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of the Participants, the date and circumstances of the Termination of Employment or death of the Participants, and such other pertinent information as the Administrator may reasonably require. Each Participant, as a condition to his or her participation hereunder, consents on, and by submission of, his or her Election Form to the holding, processing and transfer of the Participant’s personal data by the Employer and the Administrator (and their agents and designees) for all purposes relating to the Plan.

7.06    Role of the Committee’s Authorized Designee. The Committee may, from time-to-time appoint an authorized designee to perform certain of its functions as set out in this Plan. However, the Committee remains responsible for the performance of its duties, including where it has delegated these to an authorized designee shall.
ARTICLE 8
Coordination with Other Benefits and Agreements

The benefits provided for a Participant or a Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.
ARTICLE 9
Claims Procedures

9.01    Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a "Claimant") may file a claim with the Administrator. The Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(a)    Decision on Initial Claim. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
(b)    Manner and Content of Denial of Initial Claims. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)    The specific reasons for the denial;
(ii)    A reference to the Plan provision or insurance contract provision upon which the denial is based;
(iii)    A description of any additional information or material that the Claimant must provide in order to perfect the claim;
(iv)    An explanation of why such additional material or information is necessary;
(v)    Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
(vi)    To the extent applicable, a statement of the Participant's right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.
9.02    Review Procedures.
(a)    Request for Review of Denied Claim. A request for review of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(b)    Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Administrator will give the Claimant, in writing or by electronic notification, a notice containing:
(i)    Its decision;
(ii)    The specific reasons for the decision;

(iii)    The relevant Plan provisions or insurance contract provisions on which its decision is based;
(iv)    A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;
(v)    To the extent applicable, a statement describing the Claimant's right to bring an action for judicial review under ERISA Section 502(a); and
(vi)     If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
9.03    Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

9.04    Legal Action. To the extent permitted by applicable law, no Claimant may commence any legal action with respect to a claim for benefits under the Plan without complying with the foregoing sections. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be entitled to pursue any available remedy under ERISA Section 502(a) without further action to exhaust administrative remedies. Any lawsuit to recover benefits under ERISA section 502(a) must be filed within three years after the submission of the original claim. The Committee shall serve as the named fiduciary under the Plan for purposes of the claims procedure set forth in this Article 9.

9.05    Scope of Claims Procedures. This Article is designed to provide a Participant under the Plan with an administrative process for resolving administrative issues under the Plan that impact the Participant’s Account Balance. These procedures are based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1, as amended (the “Claims Regulations”). To the extent any provision of this Article is subject to but conflicts with the requirements of the Claims Regulations, the requirements of those regulations will prevail.
ARTICLE 10
Miscellaneous

10.01    Status of Plan. The Plan is intended to comply with the MIFIDPRU Remuneration Code at SYSC 19G of the FCA Handbook and to be a plan that is not qualified within the meaning of

Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Plan is subject to the requirements of the MIFIDPRU Remuneration Code and, other than as would be inconsistent with this Plan, the terms of the Remuneration Policy.

10.02    Not a Contract of Continued Employment. The terms and conditions of this Plan shall not be deemed or construed to constitute a contract of continued employment between the Employer and the Participant. Nothing in this Plan shall be deemed to give any Participant the right to be retained in the employ of the Employer, or subject to applicable law, to interfere with the right of the Employer to discipline or discharge the Participant at any time. In addition, an employee’s employment is hereby acknowledged, to be an "at will" service relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless prohibited by applicable local law or expressly prohibited in a written employment or consulting contract or similar agreement.

10.03    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.04    Employer's Liability. The Employer's liability for the payment of benefits shall be defined only by the Plan. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan. Without limiting the generality of the foregoing, (i) neither the Employer nor any of its affiliates or any of its or their directors, officers, employees or agents will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under or as a result of Section 409A; and (ii) if incorrect payments are made by the Employer to a Participant or his or her Beneficiary under the Plan, the Employer shall have the right to recoup such overpayments from such Participant or Beneficiary directly or to the extent permitted by local law, through the offset of such overpayments against future payments payable to such Participant or Beneficiary under this Plan.

10.05    Nonassignability. Except as may otherwise be provided in an Employer’s Remuneration Policy or in applicable regulations or guidance, and subject to Sections 4.2, 4.3 and 4.6, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Except as may otherwise be provided in an Employer’s Remuneration Policy or in applicable regulations or guidance, and subject to Sections 4.6 and 10.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

10.06    Furnishing Information. Each Participant, as a condition to his or her participation hereunder, agrees that he or she and his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and will take all such other actions as the Administrator may deem necessary and may request in order to facilitate the administration of the Plan and the payments of benefits hereunder.

10.07    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.08    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.09    Governing Law. The provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Maryland without regard to its conflicts of laws principles, to the extent not governed by United States Federal law.

10.10    Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Head of Human Resources
T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

10.11    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

10.12    Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

10.13    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 10.13 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

10.14    Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

10.15    Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant’s benefits under the Plan to that spouse or former spouse.

10.16    Delay in Payment. If the Employer reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then the Employer may defer that payment, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Employer may, in its discretion, delay a payment upon such other events and conditions as the Internal Revenue Service may prescribe provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.3, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date on which the Employer reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the Internal Revenue Service.

10.17    Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 10 to the contrary. If the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Withholding Taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty; except to the extent that Section 409A requires that this Section be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

10.18    Aggregation of Employers. If the Employer is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code Sections), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require. For purposes of this Section, in the case of a “change in control event” (within the meaning of Section 409A), the entities to be treated as a single employer shall be determined immediately following the “change in control event.”

10.19    Aggregation of Plans. If the Employer offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan, for purposes of cashing out de minimis amounts pursuant to Section 10.16 and for any other purposes under the Plan as Section 409A shall require.

10.20    USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

10.21    Insurance. The Employer, on its own behalf, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer may choose. The Employer shall be the sole owner and beneficiary of any such insurance. The participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.

IN WITNESS WHEREOF, the Employer has adopted this Plan document effective as of ___________.